As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Product Partners L.P.

(as Specified in Its Charter)

4412

(Primary Standard Industrial

Classification of Code Number)

Republic of The Marshall Islands	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of registrant’s principal executive offices)	(IRS Employer Identification Number)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

Telephone: 212 894 8400

(Name, address and telephone

number of agent for service)

With copies to:

Jay Clayton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per unit (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)
Common units	12,122,221	$8.20	$99,402,212.20	$13,558.46

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per unit and aggregate offering price are based on the average of the high and low sale prices of the registrant’s common units on September 27, 2012, as reported on the Nasdaq Global Market.
(3)	The proposed maximum offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by such selling unitholders of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Act”) or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (subject to completion, dated October 1, 2012)

The information in this prospectus is not complete and may be changed. The selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission, in which this prospectus is included, is declared effective. This prospectus is not an offer to sell these securities and CPLP and the selling unitholders are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

12,122,221 Common Units

Capital Product Partners L.P.

Common Units

Representing Limited Partner Interests

This prospectus relates to the offer or resale from time to time of up to 12,122,221 of our common units by the selling unitholders identified in this prospectus. These common units are issuable upon conversion of certain of our Class B Convertible Preferred units that were issued pursuant to certain subscription agreements dated as of May 11, 2012 and June 6, 2012, between us and the selling unitholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

The selling unitholders may sell the common units at various times and in various types of transactions, directly or to or through underwriters, dealers or other agents, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any of the proceeds from the sale of these common units by the selling unitholders.

Our common units trade on the Nasdaq Global Market under the symbol “CPLP.”

This prospectus provides you with a general description of the common units. Each time the selling unitholders offer to sell common units pursuant to this prospectus, a prospectus supplement will be provided that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under “Risk Factors” beginning on page 9 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or “the Commission”) using a “shelf” registration process. Under this shelf registration process, the selling unitholders may offer and sell, in one or more offerings, up to 12,122,221 of our common units, which are issuable upon conversion of certain of our Class B Convertible Preferred units, as described in this prospectus. This prospectus generally describes Capital Product Partners L.P. and our common units. In connection with certain sales of securities hereunder, a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including the specific terms of the securities being offered, will accompany this prospectus. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

We will not receive any of the proceeds from any sale of common units by the selling unitholders. Except for underwriting discounts and selling commissions, if any, transfer taxes, if any, and the fees and expenses of their own counsel (and any other advisers), if any, which are to be paid by the selling unitholders, we have agreed to pay all other expenses incurred in connection with the registration of the common units owned by the selling unitholders covered by this prospectus.

Unless otherwise indicated, the term “selling unitholders” as used in this prospectus means the selling unitholders referred to in this prospectus and their valid transferees. Unless otherwise indicated, references in this prospectus to “Capital Product Partners,” “we,” “us” and “our” and similar terms refer to Capital Product Partners L.P. and/or one or more of its subsidiaries. Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States or “GAAP.” References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference herein.

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CAPITAL PRODUCT PARTNERS L.P.

We are a limited partnership incorporated as Capital Product Partners L.P. under the laws of the Republic of the Marshall Islands on January 16, 2007, by Capital Maritime & Trading Corp. (“Capital Maritime”), an international shipping company with a long history of operating and investing in the shipping market. We maintain our principal executive headquarters at 3 Iassonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950.

We are an international tanker company and our vessels trade on a worldwide basis and are capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and certain chemicals such as ethanol. As of the date of this prospectus, our fleet of 25 high specification vessels (2.2 million dwt) consists of 2 very large cargo carriers (“VLCCs”), 4 Suezmaxes, 18 medium range product tankers and one Capesize dry cargo vessel with an average age (weighted by dwt) of approximately 4.6 years as of September 25, 2012.

On April 3, 2007, we completed our initial public offering (the “IPO”) on the Nasdaq Global Market of 13,512,500 common units at a price of $21.50 per unit. Capital Ship Management Corp., a subsidiary of Capital Maritime (“Capital Ship Management”), provides management, commercial and technical services in connection with our vessels under fixed or floating rate arrangements. Since the IPO we have increased the size of our fleet in terms of both number of vessels and carrying capacity, including through the completion of our merger with Crude Carriers Corp. on September 30, 2011. On May 23, 2012, we completed an issuance of $140.0 million of Class B Convertible Preferred Units (the “Class B Units”) to a group of investors, including Capital Maritime and the selling unitholders, at a price of $9.00 per Class B Unit. We intend to continue to make strategic acquisitions and to take advantage of our relationship with Capital Maritime. Capital Maritime has granted us a right of first offer for any product or crude oil tankers with a carrying capacity greater than or equal to 30,000 dwt in its fleet. As of the date of this prospectus, Capital Maritime owned a 26.2% interest in us, including 17,763,305 common units, 3,433,333 Class B Units and a 1.6% interest through its ownership of our general partner, Capital GP L.L.C.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling unitholders may, from time to time, sell in the aggregate up to 12,122,221 of the common units described in this prospectus in one or more offerings. Each time the selling unitholders offer securities, this prospectus and a prospectus supplement will be provided to you that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

CPLP files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document CPLP files with or furnishes to the SEC free of charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents CPLP files with or furnishes to the SEC on the SEC website at www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit the website or call the SEC at 1 (800) 732-0330 for further information about its public reference room. Reports and other information concerning the business of CPLP may also be inspected at the offices of the Nasdaq Global Market at One Liberty Plaza, 165 Broadway, New York, NY 10006.

We also make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.capitalpplp.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows CPLP to “incorporate by reference” certain information filed with or furnished to the SEC, which means that CPLP can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that CPLP later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs or CPLP since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which CPLP has previously filed with or furnished to the SEC, as well as the annual report on Form 20-F of Crude Carriers Corp., filed with the SEC on April 18, 2011, and Current Report on Form 6-K furnished to the SEC on August 5, 2011. Crude Carriers Corp. became a wholly-owned subsidiary of CPLP through a merger completed on September 30, 2011. These documents contain important information about CPLP and its financial condition, business and results.

CPLP Filings (File No. 001-33373):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2011; and

•

Current Reports on Form 6-K or Form 6-K/A furnished on March 22, 2012 (Announcement of Employment of the M/T Miltiadis M II, the M/T Amore Mio II and the Sale of the M/T Attikos), April 4, 2012 (Sale of the M/T Aristofanis), April 25, 2012 (Announcement of Cash Distribution), May 2, 2012 (Q1 2012 Results and Annual Distribution Guidance), May 14, 2012 (Announcement of Agreement to Issue $140 Million Convertible Preferred Units and Agreement with Lender to Defer Debt Amortization Until March 2016), May 23, 2012 (Completion of Convertible Preferred Unit Issuance, Class B Convertible Preferred Unit Subscription Agreement, Amendment of the Limited Partnership Agreement and Registration Rights Agreement), May 23, 2012 (Amendments to CPLP’s Three Credit Facilities), June 6, 2012 (Issuance and Sale of Additional Convertible Preferred Units, Subscription Agreement and Registration Rights Agreement), July 23, 2012 (Announcement of Cash Distribution), July 31, 2012 (Q2 2012 Earnings Release) and September 28, 2012 (Q2 2012 Financial Results).

Crude Carriers Corp. Filings (File No. 001-34651):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2010; and

•	Current Report on Form 6-K furnished on August 5, 2011 (Q2 2011 Unaudited Condensed Consolidated Financial Statements with Related Notes).

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Current Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling unitholders and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may obtain copies of these documents in the manner described above under the section captioned “Where You Can Find More Information.” You may also request copies of these documents (excluding exhibits) at no cost by contacting CPLP as follows:

Capital Product Partners L.P.

Investor Relations Representative

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue — Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our business, operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “could,” “continue,” “would,” “predict,” “propose,” “should,” or the negative of these terms or other comparable terminology, are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	expectations of our ability to make cash distributions on the common units and the Class B Units;

•	global economic outlook and growth;

•	our future financial condition or results of operations and our future revenues and expenses, including revenues from profit sharing arrangements and required levels of reserves;

•	future levels of operating surplus and levels of distributions as well as our future cash distribution policy;

•	tanker market and dry cargo market conditions and fundamentals, including the balance of supply and demand in the markets in which we operate;

•	future charter hire rates and vessel values;

•	anticipated future acquisition of vessels from Capital Maritime or from third parties;

•	anticipated chartering arrangements with Capital Maritime or third parties in the future;

•	our anticipated growth strategies;

•	our ability to access debt, credit and equity markets;

•	our ability to refinance our debt and/or achieve further postponement of any amortization of our debt if necessary under the current terms of our credit facilities;

•	the ability of our customers to meet their obligations under the terms of our charter agreements, including the timely payment of the rates under the agreements;

•	the financial viability and sustainability of our customers;

•	the repayment of debt and settling of interest rate swaps, if any;

•	the effectiveness of our risk management policies and procedures and the ability of counterparties to our derivative contracts to fulfill their contractual obligations;

•	future refined product and crude oil prices and production;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	future supply of, and demand for, refined products and crude oil;

•	increases in domestic or worldwide oil consumption;

•	drybulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	changes in interest rates;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	our ability to maintain long-term relationships with major refined product importers and exporters, major crude oil companies, and major commodity traders;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	our ability to leverage to our advantage Capital Maritime’s relationships and reputation in the shipping industry;

•	our continued ability to enter into long-term, fixed-rate time charters with our charterers and to re-charter our vessels as their existing charters expire at attractive rates;

•	changes in the supply of tanker vessels or dry cargo vessels, including newbuildings, or lower than anticipated scrapping of older vessels;

•	our ability to compete successfully for future chartering and newbuilding opportunities;

•

the changes to the regulatory requirements applicable to the oil transportation industry, including, without limitation, requirements adopted by international organizations, such as the International Maritime Organization and the European Union, or by individual countries or charterers and actions taken by regulatory authorities and governing such areas as safety and environmental compliance;

•	the ability of our manager to qualify for charter business short- or long-term with oil major charters;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, including with new environmental regulations and standards being introduced, as well as with standard regulations imposed by our charterers applicable to our business;

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our anticipated general and administrative expenses and our expenses under the management agreements and the administrative services agreement with our manager, Capital Ship Management and for reimbursement for fees and costs of Capital GP L.L.C., our general partner;

•	the impact of the floating fee structure under which certain of our vessels are managed and the anticipated costs and expenses under these management agreements;

•	the ability of our manager to qualify for charter business short- or long-term with oil major charterers;

•	potential increases in costs and expenses under our management agreements following expiration and/or renewal of such agreement in connection with certain of our vessels;

•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements;

•	the impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	the anticipated taxation of our partnership and distributions to our common and Class B unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	expected demand in the shipping sectors in which we operate in general and the demand for our crude oil and medium range vessels in particular;

•	the expected lifespan of our vessels;

•	our ability to employ and retain key employees;

•	the effects of increasing emphasis on environmental and safety concerns by customers, governments and others;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	our ability to increase our distributions over time;

•	future sales of our units in the public market; and

•	our business strategy and other plans and objectives for future operations.

These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors.” The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in this prospectus and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Some of the following risks relate principally to the countries and the industry in which we operate and the nature of our business in general. Although many of our business risks are comparable to those that a corporation engaged in a similar business would face, limited partner interests differ from the capital stock of a corporation in certain respects. In particular, if any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in us. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by reference all of our risk factors included in our Annual Report on Form 20-F for the year ended December 31, 2011 or included in any Annual Report on Form 20-F or Current Report on Form 6-K filed or furnished after the date of this prospectus.

RISKS RELATING TO THE BUSINESS AND OPERATIONS OF CPLP

Global economic conditions may have a material adverse effect on CPLP’s ability to pay distributions as well as on its business, financial position, distributions and results of operations, and, along with changes in the oil markets, could result in decreased demand for its vessels and services and could materially affect its ability to recharter its vessels at favorable rates.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, the past four years were marked by a major economic slowdown which has had, and continues to have, a significant impact on world trade, including the oil trade. Global economic conditions remain fragile with significant uncertainty remaining with respect to recovery prospects, levels of recovery and long-term economic growth effects. In particular, the uncertainty surrounding the future of the Euro zone, the economic prospects of the United States and the future economic growth of China, Brazil and India are all expected to affect demand for product and crude tankers going forward. Demand for oil and refined petroleum products remains weak as a result of the global economic slowdown, which in combination with the diminished availability of trade credit, deteriorating international liquidity conditions and declining financial markets, led to decreased demand for tanker vessels, creating downward pressure on charter rates. This economic downturn has also affected vessel values overall. Despite global oil demand growth remaining marginally positive for 2011, charter rates for product and crude tankers remained, and continue to be, at historically depressed levels. Continuing positive oil demand growth is expected to come primarily from emerging markets which have been historically volatile, such as China and India, and a slowdown in these countries’ economies may severely affect global oil demand growth, and may result in protracted, reduced consumption of oil products and a decreased demand for CPLP’s vessels and lower charter rates, which could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to make cash distributions.

If these global economic conditions persist CPLP may not be able to operate its vessels profitably or employ its vessels at favorable charter rates as they come up for rechartering. In the long term, oil demand may also be reduced by an increased reliance on alternative energy sources and/or a drive for increased efficiency in the use of oil as a result of environmental concerns or high oil prices. Furthermore, a significant decrease in the market value of CPLP’s vessels may cause it to recognize losses if any of its vessels are sold or if their values are impaired, and may affect CPLP’s ability to comply with its loan covenants. A deterioration of the current economic and market conditions or a negative change in global economic conditions or the product or crude tanker markets would be expected to have a material adverse effect on CPLP’s business, financial position, results of operations and ability to make cash distributions and comply with its loan covenants, as well as its future prospects and ability to grow its fleet.

Charter rates for tanker vessels are highly volatile and are currently near historically low levels and may further decrease in the future, which may adversely affect CPLP’s earnings and its ability to make cash distributions as it may not be able to recharter its vessels, or it may not be able to recharter them at competitive rates.

The shipping industry is cyclical, which may result in volatility in charter hire rates and vessel values. CPLP may not be able to successfully charter its vessels in the future or renew existing charters at the same or similar rates. Charter hires are currently near historically low levels and may further decrease in the future, which may adversely affect its earnings as it may not be able to recharter its vessels for period charters at competitive rates or at all. CPLP currently has no vessels trading in the spot charter market and the period charters of a number of CPLP’s vessels are scheduled to expire over the next twelve month period. CPLP may only be able to recharter these vessels at reduced or unprofitable rates as their current charters expire, or it may not be able to recharter these vessels at all. In the event the current low rate environment continues and charterers do not display an increased interest in chartering vessels for longer periods at improved rates, CPLP may not be able to obtain competitive rates for its vessels and its earnings and distributions may be adversely affected. Even if it manages to successfully charter its vessels in the future, its charterers may go bankrupt or fail to perform their obligations under the charter agreements, they may delay payments or suspend payments altogether, they may terminate the charter agreements prior to the agreed upon expiration date or they may attempt to re-negotiate the terms of the charters. If CPLP is required to enter into a charter when charter hire rates are low, its results of operations and its ability to make cash distributions to its unitholders could be adversely affected.

Alternatively, CPLP may have to deploy these vessels in the spot market, which, although common in the tanker industry, is cyclical and highly volatile, with rates fluctuating significantly based upon demand for oil and oil products and tanker supply, amongst others. In the past, the spot charter market has also experienced periods when spot rates have declined below the operating cost of vessels and currently charter rates in the spot market are also close to historical lows. The successful operation of CPLP’s vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, CPLP will generally experience delays in realizing the benefits from such increases.

The demand for period charters may not increase and the tanker charter market may not significantly recover over the next several months or may decline further. The occurrence of any of these events could have a material adverse effect on CPLP’s business, results of operations, cash flows, financial condition and ability to meet its obligations and to make cash distributions.

CPLP may not be able to grow or to effectively manage its growth.

CPLP’s future growth will depend upon a number of factors, some of which it cannot control. These factors include its ability to:

•	capitalize on opportunities in the crude and product tanker market by fixing period charters for its vessels at attractive rates;

•	identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•	identify vessels and/or shipping companies for acquisitions;

•	access financing and obtain required financing for existing and new operations, including refinancing of existing indebtedness;

•	integrate any acquired businesses or vessels successfully with existing operations;

•	hire, train and retain qualified personnel to manage, maintain and operate its growing business and fleet;

•	identify additional new markets;

•	improve operating and financial systems and controls;

•	complete accretive transactions in the future; and

•	maintain its commercial and technical management agreements with Capital Maritime or other competent managers.

CPLP’s ability to grow is in part dependent on its ability to expand its fleet through acquisitions of suitable vessels. CPLP may not be able to acquire newbuildings or product and crude tankers on favorable terms, which could impede its growth and negatively impact its financial condition and ability to pay distributions. CPLP may not be able to contract for newbuildings or locate suitable vessels or negotiate acceptable construction or purchase contracts with shipyards and owners, or obtain financing for such acquisitions on economically acceptable terms, or at all.

The failure to effectively identify, purchase, develop, employ and integrate any vessels or businesses could adversely affect CPLP’s business, financial condition and results of operations.

CPLP currently derives all of its revenues from a limited number of customers, and the loss of any customer, including Capital Maritime, or charter or vessel could result in a significant loss of revenues and cash flow.

CPLP has derived, and believes that it will continue to derive, all of its revenues and cash flow from a limited number of customers. For the year ended December 31, 2011, BP Shipping Limited, Capital Maritime and subsidiaries of Overseas Shipholding Group Inc. accounted for 32%, 24% and 11% of our revenues, respectively. For the year ended December 31, 2010, BP Shipping Limited, Morgan Stanley Capital Group Inc. and subsidiaries of Overseas Shipholding Group Inc. accounted for 49%, 11% and 11% of our revenues, respectively, as compared to 54%, 20% and 11% of its revenues, respectively for the year ended December 31, 2009. CPLP could lose a customer, including Capital Maritime, or the benefits of some or all of a charter if:

•

the customer faces financial difficulties forcing it to declare bankruptcy or making it impossible for it to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

•

the customer fails to make charter payments because of its financial inability or its inability to trade our and other vessels profitably or due to the occurrence of losses due to the weaker charter markets;

•	the customer fails to make charter payments due to disagreements with us or otherwise;

•	the customer tries to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions;

•	the customer exercises certain rights to terminate the charter or purchase the vessel;

•

the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter; or

•

a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer.

If CPLP loses a key charter, it may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of most charters. If CPLP is unable to re-deploy a vessel for which the charter has been terminated, it will not receive any revenues from that vessel, but it may be required to pay expenses necessary to maintain the vessel in proper operating condition. Until such time as the vessel is rechartered, it may have to operate it in the spot market at charter rates which may not be as favorable to it as its current charter rates. In addition, if a customer exercises its right to purchase a vessel, CPLP would not receive any further revenue from the vessel and may be unable to obtain a substitute vessel and charter. This may cause it to receive decreased revenue and cash flows from having fewer vessels operating in our fleet. Any replacement newbuilding would not generate revenues during its construction, and CPLP may be unable to charter any replacement vessel on terms as favorable to it as those of the terminated charter. Any compensation under our charters for a purchase of the vessels may not adequately compensate us for the loss of the vessel and related time charter.

The loss of any of our customers, time or bareboat charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

CPLP depends on Capital Maritime and its affiliates to assist it in operating and expanding its business. If Capital Maritime is materially adversely affected by the ongoing market fluctuations and risks or suffers material damage to its reputation it may affect its ability to comply with the terms of its charters with CPLP or provide CPLP with the necessary level of services to support and expand its business.

As of October 1, 2012, 11 of CPLP’s 25 vessels were under charter with Capital Maritime. In the future CPLP may enter into additional contracts with Capital Maritime to charter its vessels as they become available for rechartering. Capital Maritime is subject to the same risks and market fluctuations as all other charters. In the event Capital Maritime is affected by the ongoing market downturn and limited availability of financing it may default under its charters with CPLP, which would materially adversely affect CPLP’s operations and ability to make cash distributions.

In addition, pursuant to CPLP’s management and administrative services agreements between it and Capital Ship Management, Capital Ship Management provides significant commercial and technical management services (including the commercial and technical management of its vessels, class certifications, vessel maintenance and crewing, purchasing and insurance and shipyard supervision) as well as administrative, financial and other support services to us. CPLP’s operational success and ability to execute its growth strategy will depend significantly upon Capital Ship Management’s satisfactory performance of these services. In the event Capital Maritime is materially affected by the ongoing market downturn and cannot support Capital Ship Management and Capital Ship Management fails to perform these services satisfactorily, or cancels or materially amends any of these agreements, or if Capital Ship Management stops providing these services to CPLP, CPLP’s business will be materially harmed.

CPLP’s ability to enter into new charters and expand its customer relationships will depend largely on its ability to leverage its relationship with Capital Maritime and its reputation and relationships in the shipping industry, including its ability to qualify for long term business with certain oil majors. If Capital Maritime suffers material damage to its reputation or relationships, it may harm CPLP’s ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards during periods of shipyard construction constraints;

•	obtain financing on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

Finally, CPLP may also contract with Capital Maritime for it to have newbuildings constructed on its behalf and to incur the construction-related financing, and CPLP would purchase the vessels on or after delivery based on an agreed-upon price. If Capital Maritime is unable to meet the payments under any such contract CPLP enters into, it could have a material adverse effect on our business, results of operations and financial condition and CPLP’s ability to make cash distributions.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on CPLP’s business, results of operations and financial condition and its ability to make cash distributions.

Fees and cost reimbursements paid by CPLP to Capital Maritime for services provided to CPLP and certain of its subsidiaries are substantial, fluctuate and may reduce CPLP’s cash available for distribution to its unitholders.

CPLP has entered into three separate technical and commercial management agreements with Capital Ship Management, a subsidiary of Capital Maritime, for the management of its fleet. Each vessel in its fleet is managed under the terms of one of the following three agreements:

•

Fixed fee management agreement: At the time of CPLP’s IPO it entered into an agreement with its manager, according to which the manager provides it with certain commercial and technical management services for a fixed daily fee per managed vessel which covers the commercial and technical management services, the respective vessels’ operating costs such as crewing, repairs and maintenance, insurance, stores, spares, and lubricants as well as the cost of the first special survey or next scheduled drydocking, of each vessel. In addition to the fixed daily fees payable under the management agreement, Capital Ship Management is entitled to supplementary compensation for Extraordinary Fees and Costs (as defined in the agreement) of any additional direct and indirect expenses it reasonably incurs in providing these services, which may vary from time to time. CPLP also pays a fixed daily fee per bareboat chartered vessel in its fleet, mainly to cover compliance and commercial costs, which include those costs incurred by its manager to remain in compliance with the oil majors’ requirements, including vetting requirements. As of the date of this prospectus, 13 of CPLP’s vessels are managed under this agreement.

•

Floating fee management agreement: In June 2011, CPLP entered into an agreement with its manager based on actual expenses with an initial term of five years per managed vessel. Under the terms of this agreement it compensates the manager for expenses and liabilities incurred on its behalf while providing the agreed services to CPLP, including, but not limited to, crew, repairs and maintenance, insurance, stores, spares, lubricants and other operating costs. Costs and expenses associated with a managed vessel’s next scheduled drydocking are borne by CPLP and not by the manager. CPLP also pays its manager a daily technical management fee per managed vessel that is revised annually based on the United States Consumer Price Index. As of the date of this prospectus, seven of CPLP’s vessels are managed under this agreement.

•

Crude Carriers management agreement: In September 2011, CPLP completed a merger with Crude Carriers. The five crude tanker vessels it acquired as part of the merger continue to be managed under a management agreement entered into in March 2010, as amended, with Capital Ship Management whose initial term expires on December 31, 2020. Under the terms of this agreement CPLP compensates the manager for all of its expenses and liabilities incurred on its behalf while providing the agreed services to CPLP, including, but not limited to, crew, repairs and maintenance, insurance, stores, spares, lubricants and other operating and administrative costs. CPLP also pays the manager the following fees (a) a daily technical management fee per managed vessel that is revised annually based on the United States Consumer Price Index; (b) a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel acquired by Crude Carriers; and (c) a commercial services fee equal to 1.25% of all gross charter revenues generated by each vessel for commercial services rendered. The manager has the right to terminate the Crude Carriers management agreement and, under certain circumstances, could receive substantial sums in connection with such termination; however, even if CPLP’s board of directors or its unitholders are dissatisfied with the manager, there are limited circumstances under which CPLP can terminate this management agreement. This termination fee was initially set at $9.0 million in March 2010 and increases on each one-year anniversary during which the management agreement remains in effect (on a compounding basis) in accordance with the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months. As of March 2012 this termination fee had been adjusted to $9.5 million. As of the date of this prospectus, five of CPLP’s vessels are managed under this agreement.

The expenses incurred under our three management agreements depend upon a variety of factors, many of which are beyond CPLP’s or its manager’s control. Some of these costs, primarily relating to crewing, insurance and enhanced security measures have been increasing and may increase in the future. Increases in any of these costs would decrease CPLP’s earnings, cash flows and the amount of cash available for distribution to its unitholders.

CPLP expects that as the fixed fee management agreement expires for vessels currently managed under it, such vessels, and any additional acquisitions it makes in the future, shall be managed under floating fee management agreements, on similar terms to the ones currently in place. It is possible that the level of CPLP’s operating costs may materially change following any such renewal. Any increase in the costs and expenses associated with the provision of these services by CPLP’s manager in the future, such as the condition and age of its vessels, costs of crews for its time chartered vessels and insurance, will lead to an increase in the fees it would have to pay to Capital Ship Management or another third party under any new agreements it enters into.

The payment of fees to Capital Ship Management and compensation for expenses and liabilities incurred on its behalf, as well as the costs associated with future drydockings and/or intermediate surveys or its vessels, which are expected to be significant, could adversely affect CPLP’s business, financial condition, and results of operations, including its ability to make cash distributions.

CPLP is exposed to various risks in the international drybulk shipping industry, which is cyclical and volatile.

Following its acquisition of the Cape Agamemnon from Capital Maritime on June 10, 2011, CPLP became subject to various risks of the drybulk shipping industry. The drybulk shipping industry is cyclical with attendant volatility in charter rates, vessel values and profitability. In addition, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely. After reaching historical highs in mid-2008, charter hire rates for Capesize drybulk carriers such as the Cape Agamemnon reached near historically low levels at the end of 2008, from which they have not significantly recovered. Although the Cape Agamemnon is currently deployed on a period time charter, in the future CPLP may have to charter it pursuant to short-term time charters, and may be exposed to changes in spot market and short-term charter rates for drybulk carriers, and such changes may affect CPLP’s earnings and the value of the Cape Agamemnon at any given time.

Moreover, the factors affecting the supply and demand for drybulk vessels are outside of CPLP’s control and are difficult to predict with confidence. As a result, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic and political conditions;

•	environmental and other regulatory developments;

•	the distance drybulk cargoes are to be moved by sea; and

•	changes in seaborne and other transportation patterns.

Factors that influence the supply of vessel capacity include:

•

the number of newbuild deliveries, which among other factors relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

•	the scrapping rate of older vessels;

•	port and canal congestion;

•	the number of vessels that are in or out of service, including due to vessel casualties; and

•	changes in environmental and other regulations that may limit the useful lives of vessels.

CPLP currently anticipates that the future demand for the Cape Agamemnon following completion of its charter and, in turn, drybulk charter rates, will be dependent, among other things, upon economic growth in the global economy including the world’s developing economies such as China, India, Brazil and Russia, seasonal and regional changes in demand, changes in the capacity of the global drybulk vessel fleet and the sources and supply of drybulk cargo to be transported by sea. A decline in demand for commodities transported in drybulk vessels or an increase in supply of drybulk vessels could cause a significant decline in charter rates, which could materially adversely affect CPLP’s business, financial condition and results of operations.

The Cape Agamemnon is currently chartered at rates that are at a substantial premium to the spot and period market, and the loss of this charter could result in a significant loss of expected future revenues and cash flows.

The Cape Agamemnon is currently under a 10 year time charter to Cosco Bulk Carrier Co. Ltd. (“Cosco”), an affiliate of the COSCO Group and one of the largest dry bulk charterers globally, which commenced in July 2010 and was amended in November 2011. The earliest expiry under the charter is June 2020. Since the amendment in November 2011, the gross charter rate is a flat rate of $42,200 per day, which represents a substantial premium to current market levels.

The loss of this customer could result in a significant loss of revenues, cash flow and CPLP’s ability to maintain or improve distributions longer term. CPLP could lose this customer or the benefits of the charter entered into with it if, among other things:

•

the customer faces financial difficulties forcing it to declare bankruptcy or making it impossible for it to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

•	the customer fails to make charter payments because of its financial inability, disagreements with CPLP or otherwise;

•	the customer seeks to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions;

•	the customer exercises certain rights to terminate the charter;

•

the customer terminates the charter because CPLP fails to comply with the terms of the charter, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or CPLP defaults under the charter;

•	a prolonged force majeure event affecting the customer, including war or political unrest prevents CPLP from performing services for that customer; or

•	the customer terminates the charter because CPLP fails to comply with the safety and regulatory criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

In the event CPLP loses the benefit of the charter with Cosco prior to its expiration date, it would have to recharter the vessel at the then prevailing charter rates. In such event, CPLP may not be able to obtain competitive, or profitable, rates for this vessel and CPLP’s earnings and ability to make cash distributions may be adversely affected.

U.S. tax authorities could treat CPLP as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. persons who hold CPLP common units.

A foreign entity taxed as a corporation for United States federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for United States federal income tax purposes if (i) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (ii) at least 50% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on CPLP’s current and projected method of operation, CPLP believes that it is not currently a PFIC and does not expect to become a PFIC in the future. CPLP intends to treat its income from spot and time chartering activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the Internal Revenue Service will accept this position. There are legal uncertainties involved in this determination. Accordingly, no assurance can be given that the Internal Revenue Service or a United States court will accept the position that CPLP is not a PFIC and there is a risk that the Internal Revenue Service or a United States court could determine that CPLP is a PFIC. Moreover, no assurance can be given that CPLP would not become a PFIC for any future taxable year if there were to be changes in CPLP’s assets, income or operations. See “Material United States Federal Income Tax Considerations—Ownership and Disposition of Common Units—Certain PFIC Considerations Applicable to U.S. Holders” beginning on page 35.

CPLP may have to pay tax on United States source income, which would reduce earnings.

Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation that is attributable to transportation that either begins or ends, but that does not both begin and end, in the U.S. is characterized as U.S. source shipping income, and such income generally is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”). CPLP believes that it and each of its subsidiaries will qualify for this statutory tax exemption, and CPLP will take this position for United States federal income tax return reporting purposes. See “Material United States Federal Income Tax Considerations—Certain Considerations Relating to the United States Federal Income Taxation of CPLP—The Section 883 Exemption and the Taxation of Operating Income” beginning on page 39. However, there are factual circumstances, including some that may be beyond CPLP’s control, which could cause CPLP to lose the benefit of this tax exemption.

Additionally, a prerequisite for this statutory tax exemption is that CPLP’s common units represent more than 50% of the total combined voting power and value of CPLP, and while CPLP believes that the CPLP common units represent more than 50% of the voting power of CPLP because holders of the common units (other than Capital Maritime and its affiliates) can elect a majority of the CPLP Board, the Internal Revenue Service could disagree with CPLP’s position. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes CPLP is organized as a limited partnership under Marshall Islands law, and CPLP’s general partner will be responsible for managing CPLP’s business and affairs on a day-to-day basis and has been granted certain veto rights over decisions of the CPLP Board. The Internal Revenue Service could assert that the aforementioned powers of the general partner effectively reduce the voting power of the CPLP common units to 50% or less of the overall voting power of CPLP. Therefore, CPLP can give no assurances that the Internal Revenue Service will not take a different position regarding CPLP’s qualification, or the qualification of any of CPLP’s subsidiaries, for this tax exemption.

If CPLP or its subsidiaries are not entitled to this exemption under Section 883 for any taxable year, CPLP or its subsidiaries likely would be subject for those years to a 4% gross income tax on their U.S. source shipping income. The imposition of this taxation could have a negative effect on CPLP’s business and would result in decreased earnings available for distribution to holders of common units.

RISKS RELATING TO FINANCING ACTIVITIES

CPLP has incurred significant indebtedness, which could adversely affect its ability to further finance its operations, pursue desirable business opportunities or successfully run its business in the future, as well as its ability to make cash distributions.

As of the date of this prospectus CPLP’s total debt was $463.5 million consisting of: (i) $250.8 million outstanding under the credit facility it entered into in 2007, as amended, (ii) $193.7 outstanding under the credit facility it entered into in 2008, as amended, and (iii) $19.0 million outstanding under the credit facility it entered into in 2011, as amended. All facilities are non-amortizing until March 2016.

CPLP’s leverage and debt service obligations could have significant additional consequences, including the following:

•	If future cash flows are insufficient, it may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by it.

•

Its indebtedness will have the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect its financial condition and, therefore, may pose substantial risk to its unitholders.

•

In the event that it is liquidated, any of its senior or subordinated creditors and any senior or subordinated creditors of its subsidiaries will be entitled to payment in full prior to any distributions to the holders of its CPLP common units.

•

CPLP’s 2007, 2008 and 2011 credit facilities mature in 2017, 2018 and 2018, respectively. CPLP’s ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of CPLP’s indebtedness and the restrictions contained in its debt instruments. Upon maturity, CPLP will be required to dedicate a substantial portion of its cash flow to the payment of such debt, which will reduce the amount of funds available for operations, capital expenditures and future business opportunities.

The occurrence of any one of these events could have a material adverse effect on CPLP’s business, financial condition, results of operations, prospects and ability to make distributions and to satisfy its obligations under its credit facilities or any debt securities.

A limited number of financial institutions hold CPLP’s cash, including financial institutions located in Greece.

CPLP maintains all of its cash with a limited number of financial institutions, including institutions located in Greece. Of these financial institutions located in Greece, some are subsidiaries of international banks and others are Greek financial institutions. These balances may not be covered by insurance in the event of default by these financial institutions. The ongoing fiscal situation in Greece, including the possibility of further sovereign credit rating downgrades and the restructuring of Greece’s sovereign debt, as well as a potential exit from the Euro zone, may result in an event of default by some or all of these financial institutions. The occurrence of such a default could have a material adverse effect on CPLP’s business, financial condition, results of operations and cash flows.

RISK RELATING TO CPLP’S COMMON UNITS

CPLP cannot assure you that it will pay any distributions.

CPLP currently observes a cash dividend and cash distribution policy implemented by its board of directors. The actual declaration of future cash distributions, and the establishment of record and payment dates, is subject to final determination by the CPLP Board each quarter after its review of financial performance. CPLP’s ability to pay distributions in any period will depend upon factors including but not limited to financial condition, results of operations, prospects and applicable provisions of Marshall Islands law. Further, holders of CPLP’s common units are subject to the prior distribution rights of any holders of its preferred units then outstanding. As of the date of this prospectus, there were 15,555,554 units of Class B Units issued and outstanding of which 3,433,333 were owned by Capital Maritime. Under the terms of the Second Amended and Restated Agreement of Limited Partnership of CPLP, as amended (the “Partnership Agreement”), CPLP is prohibited from declaring and paying distributions on its common units until it declares and pays (or sets aside for payment) full distributions on the Class B Units.

The timing and amount of distributions, if any, could be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. Maintaining the distribution policy will depend on CPLP’s cash earnings, financial condition and cash requirements and could be affected by factors, including the loss of a vessel, required capital expenditures, reserves established by the CPLP Board, increased or unanticipated expenses, additional borrowings and ability to refinance existing indebtedness, asset valuations, or future issuances of securities, which may be beyond CPLP’s control.

Under Marshall Islands law, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability.

CPLP’s distribution policy may be changed at any time, and from time to time, by its board of directors.

CPLP common units are equity securities and are subordinate to its existing and future indebtedness and its preferred units.

CPLP common units are equity interests in CPLP and do not constitute indebtedness. The common units rank junior to all indebtedness and other non-equity claims on CPLP with respect to the assets available to satisfy claims, including a liquidation of CPLP. Additionally, holders of the common units are subject to the prior distribution and liquidation rights of any holders of the Class B Units and any other preferred units CPLP may issue in the future.

As long as CPLP’s outstanding Class B Units remain outstanding, under the Partnership Agreement, distribution payments relating to its common units are prohibited until all accrued and unpaid distributions are paid on the Class B Units.

CPLP’s board of directors is authorized to issue additional classes or series of preferred units without the approval or consent of the holders of CPLP common units. In addition, holders of the Class B Units have the right to convert all or a portion of their Class B Units at any time into common units. Any such actions could adversely affect the market price of CPLP’s common units.

Future sales of CPLP common units could cause the market price of CPLP common units to decline.

The market price of CPLP common units could decline due to sales of a large number of units in the market, including sales of units by CPLP’s large unitholders, or the perception that these sales could occur.

These sales could also make it more difficult or impossible for CPLP to sell equity securities in the future at a time and price that it deems appropriate to raise funds through future offerings of common units.

CPLP’s organization as a limited partnership under the laws of the Republic of the Marshall Islands may limit the ability of unitholders to protect their interests.

CPLP’s affairs are governed by the CPLP Partnership Agreement and the Marshall Islands Limited Partnership Act (“MILPA”). The provisions of the MILPA resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The MILPA Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the MILPA or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. However, there have been few, if any, judicial cases in the Republic of the Marshall Islands interpreting the MILPA. For example, the rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Although the MILPA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware, CPLP’s public unitholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a limited partnership organized in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against CPLP.

CPLP is organized under the laws of the Republic of the Marshall Islands, as is its general partner, and most of its subsidiaries are incorporated or organized under the laws of the Republic of the Marshall Islands. Substantially all of CPLP’s assets and those of its subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon CPLP or to enforce judgment upon CPLP for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which CPLP or its subsidiaries are incorporated or organized or where CPLP’s assets or the assets of its subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against CPLP or its subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against CPLP or its subsidiaries based upon these laws.

REASONS FOR THE OFFER AND USE OF PROCEEDS

This prospectus relates to the disposition by the selling unitholders of up to 12,122,221 of our common units, which the Class B Units we issued to the selling unitholders are convertible into. The Class B Units were issued in May and June 2012 in offerings that were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

We will not receive any of the proceeds from the sale of the common units by the selling unitholders under this prospectus and any related prospectus supplement.

PRICE RANGE OF COMMON UNITS

Our common units started trading on the Nasdaq Global Market under the symbol “CPLP” on March 30, 2007. The following table sets forth the high and low closing market prices in U.S. Dollars for our common units for each of the periods indicated.

	High	Low
Year Ended:
December 31, 2011	$11.31	$4.89
December 31, 2010	$10.01	$6.88
December 31, 2009	$11.21	$5.23
December 31, 2008	$23.23	$5.70
December 31, 2007*	$32.33	$21.35

Quarter Ended:
September 30, 2012	$8.21	$7.55
June 30, 2012	$8.74	$6.46
March 31, 2012	$8.12	$6.42
December 31, 2011	$7.13	$5.71
September 30, 2011	$9.30	$4.89
June 30, 2011	$11.31	$7.88
March 31, 2011	$10.61	$9.34
December 31, 2010	$9.75	$8.19
September 30, 2010	$9.18	$7.99
June 30, 2010	$9.10	$6.88

Month Ended:
September 2012	$8.21	$7.55
August 2012	$8.02	$7.55
July 2012	$8.12	$7.70
June 2012	$7.56	$6.46
May 2012	$8.74	$7.26
April 2012	$8.74	$7.71

*	Period commenced on March 30, 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

On September 30, 2011, CPLP completed the acquisition of Crude Carriers Corp. (“Crude”) in a unit-for-share transaction, whereby Crude became a wholly-owned subsidiary of CPLP.

The audited consolidated balance sheet as of December 31, 2011 reflecting the combination of Crude and CPLP is incorporated by reference herein from CPLP’s Annual Report on Form 20-F for the year ended December 31, 2011, and is presented in thousands of U.S. dollars. The following unaudited pro forma condensed combined income statement for the year ended December 31, 2011 is presented in thousands of U.S. dollars and reflects the combination of Crude and CPLP as if the proposed transaction closed on January 1, 2011 and was carried forward through the 12 months ended December 31, 2011.

The following unaudited pro forma condensed combined income statement was derived from and should be read in conjunction with Crude’s audited consolidated financial statements and the related notes included in Crude’s Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 18, 2011, CPLP’s audited consolidated financial statements included in CPLP’s Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on February 13, 2012, and CPLP’s unaudited condensed consolidated financial statements for the six months ended June 30, 2012, furnished to the SEC on Form 6-K on September 28, 2012, all of which are incorporated by reference herein. CPLP’s audited consolidated balance sheet as of December 31, 2011, reflecting the combination of Crude and CPLP, is incorporated by reference herein from CPLP’s Annual Report on Form 20-F for the year ended December 31, 2011 filed with the SEC on February 13, 2012.

The unaudited pro forma condensed combined income statement does not reflect future events that may occur, including the potential realization of operating cost savings, general and administrative synergies or restructuring or other costs relating to the integration of the two companies. The unaudited pro forma condensed financial information was prepared in accordance with Article 11 of Regulation S-X of the SEC.

The unaudited pro forma condensed combined income statement is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on January 1, 2011 and carried forward through the 12 months ended December 31, 2011, nor are they necessarily indicative of the future operating results or financial position of CPLP. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that CPLP believes are reasonable on the date of this registration statement.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the managements’ discussion and analysis of Crude and CPLP in the Annual Reports on Form 20-F and other reports furnished to the SEC described above, as well as the other reports incorporated by reference herein. See the sections captioned “Where You Can Find More Information,” beginning on page 3 and “Incorporation of Documents by Reference” beginning on page 4.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

	Historical		Pro Forma Adjustments	Notes		Pro Forma condensed combined Income Statement For the year ended December 31, 2011
	Capital Product Partners L.P. For the year ended December 31, 2011	Crude Carriers Corp. For the nine month period ended September 30, 2011
	(Dollars in thousands, except per unit data)
Revenues	$98,517	$37,581	$—			$136,098
Revenues — related party	31,799	—	—			31,799

Total revenues	$130,316	$37,581	$—			$167,897

Expenses:
Voyage expenses	11,565	16,758	—			28,323
Voyage expenses — related party	165	474	—			639
Vessel operating expenses — related party	30,516	1,179	—			31,695
Vessel operating expenses	4,949	10,910	—			15,859
General and administrative expenses	10,609	8,059	(405)	(a	)	18,263
Vessel depreciation and amortization	37,214	12,073	(2,029)	(b	)	47,258

Operating Income	$35,298	$(11,872)	$2,434			$25,860

Non operating income (expense) net:
Gain from bargain purchase	82,453	—	—			82,453
Other income (expense), net:
Interest expense & finance cost	(33,820)	(5,545)	3,570	(c	)	(35,795)
Gain on interest rate swap agreements	2,310	—	—			2,310
Interest and other income	879	233	—			1,112

Total other income (expense), net	$(30,631)	$(5,312)	$3,570			$(32,373)

Net income (loss)	$87,120	$(17,184)	$6,004			$75,940

General Partner interest in Partnership’s net income	1,742					1,519
Limited Partners’ interest in Partnership’s net income	85,378					74,421
Net income per:
Common units (basic and diluted)	$1.78					$1.13
Weighted-average units outstanding:
Common units (basic and diluted)(*)	47,138,336					64,996,299

(*)	The pro forma weighted average number of units, basic and diluted, presented in the unaudited pro forma condensed combined income statement for the year ended December 31, 2011, include (i) CPLP weighted average number of units for the year ended December 31, 2011, (ii) Crude weighted average number of common and class B shares for the year ended December 31, 2011, multiplied by the exchange ratio of 1.56 and (iii) the weighted average of 20,000 Crude shares representing awards to a number of members of the Crude Independent Committee who are not designated by Crude to serve as members of the CPLP Board, whose vesting will be accelerated upon closing of the merger multiplied by the exchange ratio of 1.56.

The two class method was used to calculate pro forma combined earnings per unit for the year ended December 31, 2011 as follows:

	For the Year Ended December 31, 2011
	(Dollars in thousands, except per unit data)
	Actual	Pro forma Adjustment	Pro forma
Numerators
Partnership’s pro forma combined net income			$75,940
Less:
General Partner’s interest in Partnership’s pro forma combined net income			(1,519)
Partnership’s pro forma combined net income allocable to unvested units			(997)
Partnership’s pro forma combined net income available to common unit holders			$73,424
Denominators
CPLP weighted average number of common units outstanding, basic and diluted	47,138,336	(373,483)	46,764,853
Weighted average number of common units outstanding, representing converted Crude weighted average number of shares, basic and diluted (15,605,263 X 1.56 / 365 X 273)	—	18,208,110	18,208,110
Weighted average number of common units outstanding, representing converted Crude share based payment awards whose vesting were accelerated, basic and diluted (20,000 X 1.56 / 365 X 273)	—	23,336	23,336
Total weighted average number of units	47,138,336	17,857,963	64,996,299
Pro forma combined net income per common unit:
Basic and diluted			$1.13

The pro forma adjustment of 373,483 common units for the year ended December 31, 2011 represents the weighted average number of 499,346 common units that must be converted into general partner units in order for Capital GP to maintain its 2% interest in CPLP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Amounts expressed in thousands of United States Dollars — except for unit and per unit data, unless otherwise stated)

Note — Pro forma Adjustments related to the Merger:

The pro forma adjustments giving effect to the merger are as follows:

(a) Upon the effective time of the merger, Crude’s share based payment awards granted on August 31, 2010 were converted into equivalent CPLP common unit awards using an exchange ratio of 1.56 and all the terms of such awards remain the same. Crude’s share based payment awards to the members of the Crude Independent Committee who are not designated by Crude to serve as a member of the CPLP Board, lapsed immediately prior to the effective time of the merger, and such 20,000 shares of Crude common stock based payment awards vested in full immediately prior to the effective time of the merger.

The acquisition date fair value of the awards vesting upon merger as noted above is included as part of the consideration transferred in the business combination and is calculated based on 20,000 shares multiplied by the price per Crude common share of $9.46 on the NYSE on September 29, 2011. The acquisition date fair value is estimated at $189 as of September 30, 2011.

The remaining unvested share based payment awards were valued at fair value as of the acquisition date. The fair-value-based measure of the replaced awards (Crude measured awards) was split into two portions: (i) fair value assigned to pre-combination services recognized as part of the consideration transferred in the business combination; and (ii) fair value assigned to post-combination services recognized as equity compensation expense in the post-combination financial statements of CPLP over the remaining vesting period.

The calculation related to unvested awards is as follows:

Fair-value-based measure of the CPLP replacement awards.	379,400 Crude shares multiplied by 1.56 exchange ratio resulting in 591,864 units of CPLP and multiplied by 6.32 per CPLP unit.*	$3,741	***

Fair-value-based measure of the Crude awards replaced.	379,400 Crude shares multiplied by $9.46 per Crude share.**	3,589

Excess of fair-value-based measure of replacement awards over fair-value-based measure of awards replaced.	Attributable to post-combination service period.	152

Unvested portion of the fair value of awards attributable to post-combination services.	Fair-value-based measure of the Crude awards replaced divided by the total service period of 3 years and multiplied by the days of the post-combination service period since August 31, 2010.	2,299

Total attributable to post-combination services.		$2,450

Fair-value-based measure attributable to pre-combination services.	Fair-value-based measure of the Crude awards replaced divided by the total service period of 3 years and multiplied by the days of the pre-combination service period since August 31, 2010.	$1,290

*	CPLP per unit closing price of $6.32 as quoted on Nasdaq on September 29, 2011.

**	Crude per share closing price of $9.46 as quoted on the NYSE on September 29, 2011.

***

The replacement awards will have a continuing effect on CPLP as the fair value of the unvested portion of the replacement awards issued will be recognized in income over the remaining term of the awards from the grant date. Accordingly, an adjustment has been made to the historical compensation expense recognized by Crude on the previously existing awards in order to reflect the estimated compensation expense based upon the terms of the replacement awards as set out in the merger agreement. The adjustment amounted to $(405) and is presented as a pro forma adjustment to general and administrative expenses in the unaudited pro forma condensed combined income statement for the year ended December 31, 2011. An analysis of this pro forma adjustment is as follows:

For the nine month period ended September 30, 2011
Equity compensation expense, historical	$1,484
Equity compensation expense based on terms of replacement awards	1,079

Pro forma adjustment	$(405)

(b) Vessel depreciation was adjusted by replacing the Crude vessels’ carrying values with their respective fair values and using Crude vessels’ estimated useful life of 25 years from vessels’ delivery from respective shipyards. An analysis of vessel depreciation for the nine month period ended September 30, 2011 is as follows:

For the nine month period ended September 30, 2011
Depreciation based on fair value of vessels	$10,004
Depreciation based on carrying value of vessels	12,033

Pro forma adjustment	$(2,029)

(c) Interest expense was recalculated as if the refinancing of the amount of $134,580 drawn-down under Crude’s credit facility by CPLP’s credit facility of up to $350,000 had occurred on January 1, 2011. Calculations of the interest expense for the amount of $134,580 have been based on the three months actual LIBOR plus the funding cost plus the margin of CPLP’s credit facility of up to $350,000 according to the last interest fixation for the three month period starting on September 30, 2011 and ending on December 30, 2011. In addition non-cash amortization expense of deferred finance charges as well as loan commitment fees calculated on the undrawn portion of the Crude credit facility for the nine month period ended September 30, 2011 has been reversed. For the same period commitment fees calculated on the undrawn portion of CPLP’s credit facility of up to $350,000 have been reduced by the assumed drawn-down of $134,580 in 2011. For the refinancing of the Crude credit facility expenses that could affect materially the unaudited pro forma condensed combined income statements for the nine month period ended September 30, 2011 are not expected to be recognized. An analysis of the pro forma adjustments in the interest expense and finance cost in the unaudited pro forma condensed combined income statement as a result of the refinancing of Crude credit facility for the nine month period ended September 30, 2011 is as follows:

For the nine month period ended September 30, 2011
Reversal of actual interest expense already incurred under Crude’s current credit facility	$3,395
Reversal of actual amortization expense of deferred finance charges and commitment fees already incurred under Crude’s current credit facility	2,124
CPLP’s adjusted commitment fees as a result of the assumed drawn down of $134,580 from its credit facility of up to $350,000 on January 1, 2011	332
Pro-forma interest expense as a result of the assumed drawn down of $134,580 from CPLP’s credit facility of up to $350,000	(2,281)

Pro forma adjustment	$3,570

An increase of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 would cause pro-forma interest expense to increase by $56 for the year ended December 31, 2011. A decrease of 0.125% in the interest rate of CPLP’s credit facility of up to $350,000 would cause pro-forma interest expense to decrease by $56 for the year ended December 31, 2011, respectively.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 12,122,221 common units by the selling unitholders identified below.

The selling unitholders acquired Class B Units, which are convertible into our common units. The Class B Units were issued to the selling unitholders on May 22, 2012 and June 6, 2012 pursuant to subscription agreements dated May 11, 2012 and June 6, 2012. The offer and sale of the Class B Units was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. We entered into certain registration rights agreements with the selling unitholders concurrently with the subscription agreements. We are registering the common units described below pursuant to these registration rights agreements.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offers or sells our common units. We are required (under certain circumstances) to update this prospectus to reflect material developments in our business, financial position and results of operations.

The table below sets forth information about the maximum number of common units that may be offered from time to time by each selling unitholder under this prospectus and the amount to be owned and the percentage of common units outstanding to be owned by each selling unitholder following the completion of an offering (assuming each selling unitholder sells all of the common units being registered in this registration statement). The percentages of common units outstanding have been calculated based on 84,927,631 common units outstanding as of October 1, 2011 (assuming that all of the Class B Units currently outstanding are converted into common units at the current conversion ratio of one common unit per one Class B Unit). We have prepared the following table and the related notes based on information supplied to us by the selling unitholders on or prior to October 1, 2012. We have not sought to verify such information. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

			Common Units Owned After Offering
Selling Unitholder	Common Units Owned Prior to the Offering	Common Units Being Offered	Number of Units	Percent
Kayne Anderson Energy Total Return Fund, Inc.(1)	7,199,709	3,333,333	3,866,376	4.6%
Oaktree Value Opportunities Fund, L.P.(7)	2,222,222	2,222,222	0	0
Oaktree FF Investment Fund, L.P. - Class B(8)	1,111,111	1,111,111	0	0
The Cushing MLP Premier Fund(2)	1,111,111	1,111,111	0	0
The Cushing MLP Total Return Fund(2)	1,397,111	1,111,111	286,000	*
Swank MLP Convergence Fund LP(2)	111,111	111,111	0	0
Spring Creek Capital, LLC(3)	833,333	833,333	0	0
Salient MLP & Energy Infrastructure Fund(4)	666,667	666,667	0	0
Salient MLP Fund, L.P.(4)	388,247	377,778	10,469	*
Salient MLP TE Fund, L.P.(4)	66,667	66,667	0	0
The Northwestern Mutual Life Insurance Company(5)(6)	533,333	533,333	0	0
The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account(5)(6)	22,222	22,222	0	0
Salient Midstream & MLP Fund(4)	622,222	622,222	0	0

*	Less than 1%
(1)	KA Fund Advisors, LLC (“KAFA”) has investment power and voting power as manager of the selling unitholder. Richard Kayne is the controlling owner of KAFA. The selling unitholder is affiliated with KA Associates, Inc. (“KAA”), a FINRA-registered broker-dealer, through common ownership. The selling unitholder does not direct client transactions to KAA.
(2)	Cushing MLP Asset Management LP serves as the general partner and investment adviser to the Swank MLP Convergence Fund, LP and as investment adviser to The Cushing MLP Premier Fund and The Cushing MLP Total Return Fund (the “Cushing Selling Unitholders”). Swank Capital, LLC serves as the general partner of Cushing MLP Asset Management LP, which holds voting and dispositive power with respect to the common units held by the Cushing Selling Unitholders. Jerry V. Swank is the principal and control person of Swank Capital, LLC. As principal of Swank Capital, LLC, Mr. Swank may direct the vote and disposition of the shares held by the Cushing Selling Unitholders. No Cushing Selling Unitholder is registered as a broker dealer or an affiliate of a registered broker dealer.
(3)	Brock Nelson, president of the selling stockholder, exercises voting and investment control over the shares held by the selling stockholder and may be deemed to be the beneficial owner of the shares held by the selling stockholder. Mr. Nelson, however, expressly disclaims any beneficial ownership of the shares held by the selling stockholder.
(4)	Salient Capital Advisors, LLC serves as the selling unitholder’s investment adviser and holds voting and dispositive power with respect to the common units held by the selling unitholder. Gregory A. Reid, Managing Director and President of MLP Business, and Lee Partridge, Chief Investment Officer, have control over the selling unitholder. Salient Capital Advisors, LLC is a registered investment adviser with the Securities and Exchange Commission and an affiliate of Salient Capital, L.P., a limited broker dealer. Presently and at the time of the selling unitholder’s acquisition of the common units, there is no agreement or understanding, directly or indirectly, to distribute the common units.
(5)	Representatives of the selling unitholder have advised us that the selling unitholder is an affiliate of a U.S. registered broker-dealer; however, the selling unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by the selling unitholder. Steven P. Swanson, portfolio manager for Mason Street Advisors LLC, which is the investment advisor for the selling unitholder, exercises sole voting and dispositive power with respect to the common units owned by the selling unitholder.
(6)	The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) and its affiliates may, in the ordinary course of business, provide insurance or investment-related products to, or take part in transactions involving the real property of, CPLP or its affiliates. However, Northwestern Mutual does not concede that the foregoing necessarily constitutes material relationships under S-K 507 that must be disclosed in the prospectus.
(7)	The general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The sole shareholder of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by Oaktree Value Opportunities Fund Holdings, L.P.
(8)	The general partner of Oaktree FF Investment Fund, L.P. - Class B is Oaktree FF Investment Fund GP, L.P. The general partner of Oaktree FF Investment Fund GP, L.P. is Oaktree FF Investment Fund GP Ltd. The sole shareholder of Oaktree FF Investment Fund GP Ltd. is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by Oaktree FF Investment Fund, L.P. – Class B.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the Partnership Agreement.

For a description of the rights and privileges of holders of common units in and to partnership distributions, please read “How We Make Cash Distributions” in the prospectus included in our registration statement on Form F-1 filed with the SEC on March 19, 2007 as well as the section “Cash Distributions” beginning on page 30 of this prospectus. For a description of the rights and privileges of limited partners under the Partnership Agreement, including voting rights, please read “The Partnership Agreement” in the prospectus included in our registration statement on Form F-1 filed with the SEC on March 19, 2007.

Transfer Agent and Registrar

Duties

The Bank of New York will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the Partnership Agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the Partnership Agreement; and

•

gives the consents and approvals contained in the Partnership Agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CASH DISTRIBUTIONS

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of the Partnership Agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves and subject to the prior distribution rights of any holders of the Class B Units).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. In particular, you should carefully consider the relevant risks included in the section entitled “Risk Factors” beginning on page 9. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under the Partnership Agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

While the Partnership Agreement requires us to distribute all of our available cash, the Partnership Agreement, including provisions requiring us to make cash distributions contained therein, may be amended. The Partnership Agreement can be amended with the approval of a majority of the outstanding common units, of which the Marinakis family, including Evangelos M. Marinakis, may be deemed to beneficially own 30.7% through its beneficial ownership of Capital Maritime and Crude Carriers Investments Corp., a Marshall Islands corporation.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of the Partnership Agreement and the establishment of any reserves for the prudent conduct of our business.

•	Under Section 51 of the MILPA, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

CPLP’s common units are subject to the prior distribution rights of any holders of its preferred units then outstanding. As of the date of this prospectus, there were 15,555,554 units of Class B Units issued and outstanding. Under the terms of the Partnership Agreement, CPLP is prohibited from declaring and paying distributions on its common units until it declares and pays (or sets aside for payment) full distributions on the Class B Units.

•

We may lack sufficient cash to pay distributions on our common units due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures, anticipated cash needs or the payment of distributions on the Class B Units, which the Partnership Agreement requires us to pay prior to distributions on our common units.

•

Our distribution policy will be affected by restrictions on distributions under our revolving credit facilities which contain material financial tests and covenants that must be satisfied. Should we be unable to satisfy these restrictions included in our credit facilities or if we are otherwise in default under the credit agreements, our ability to make cash distributions to our unitholders, notwithstanding our stated cash distribution policy, would be materially adversely affected.

•

If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

•

If the ability of our subsidiaries to make any distribution to us is restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws or any other laws and regulations, our ability to make distributions to our unitholders may be restricted.

Quarterly Common Distributions

Our common unitholders are entitled under the Partnership Agreement to receive a quarterly distribution to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves, pay fees and expenses and make distributions to Class B unitholders, which the Partnership Agreement requires us to pay prior to distributions on our common units. Although we intend to continue to make strategic acquisitions and to take advantage of our unique relationship with Capital Maritime in a prudent manner that is accretive to our unitholders and to long-term distribution growth, there is no guarantee that we will pay a quarterly distribution on the common units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of the Partnership Agreement and other factors. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under the terms of our credit facilities.

CPLP has generally declared distributions in January, April, July and October of each year and paid those distributions in the subsequent month. In July 2010, CPLP revised its annual distribution guidance to $0.93 per annum, or $0.2325 per quarter. CPLP made distributions in accordance with its guidance in November 2010, February 2011, May 2011, July 2011, November 2011, February 2012, May 2012 and July 2012.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus (as defined in the Partnership Agreement) after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2017. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus, which is subject to the distribution rights of the holders of our Class B Units under the Partnership Agreement, among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3750	98%	2%
First Target Distribution	up to $0.4313	98%	2%
Second Target Distribution	above $0.4313 up to $0.4688	85%	15%
Third Target Distribution	above $0.4688 up to $0.5625	75%	25%
Thereafter	above $0.5625	50%	50%

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of common units that CPLP may offer pursuant to this prospectus. To the extent this section consists of statements as to matters of tax law, this section is the opinion of Sullivan & Cromwell LLP, United States counsel to CPLP. This section applies to you only if you acquire your common units in an offering or offerings contemplated by this prospectus and you hold your common units as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of common units,

•	a person that holds common units as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells common units as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a U.S. Holder (as defined below) of common units whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds common units the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner of a partnership holding common units you should consult your tax advisors.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of common units and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For the purposes of this section, a “Non-U.S. Holder” is a beneficial owner of common units (other than a partnership) that is not a U.S. person for United States federal income tax purposes.

For a discussion of certain considerations relating to the United States federal income taxation of CPLP, please see “Certain Considerations Relating to the United States Federal Income Taxation of CPLP.”

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of common units in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Tax Characterization of CPLP

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As such, among other consequences, U.S. Holders of common units will, subject to the discussion of certain rules relating to passive foreign investment companies (“PFICs”) below (please see “Ownership and Disposition of CPLP Common Units—Certain PFIC Considerations Applicable to U.S. Holders”), generally not be directly subject to United States federal income tax on CPLP’s income, but rather will be subject to United States federal income tax on distributions received from CPLP and dispositions of common units, as described below. Additionally, distributions from CPLP to its common unitholders will generally be reported on Internal Revenue Service Form 1099-DIV.

Ownership and Disposition of Common Units

Taxation of Distributions to U.S. Holders

Subject to the discussion of PFICs below, any distributions made by CPLP with respect to common units will generally constitute dividends to the extent of CPLP’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in common units, and thereafter as capital gain. Because CPLP is a non-U.S. corporation for United Stated federal income tax purposes, U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from CPLP. Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on the U.S. Holder’s circumstances, be “passive” or “general” income for purposes of computing the foreign tax credit allowable to the U.S. Holder. However, if (i) CPLP is 50% or more owned, by vote or value, by U.S. persons and (ii) at least 10% of CPLP’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of the dividends received by a U.S. Holder would be treated as derived from sources within the United States. With respect to any dividend paid for any taxable year, the United States source ratio of dividends for foreign tax credit purposes would be equal to the portion of CPLP’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of CPLP’s earnings and profits for such taxable year.

Distributions paid on CPLP common units to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum tax rate of 15% (for payments made in taxable years beginning before January 1, 2013), provided that (i) the common units are readily tradable on an established securities market in the United States (such as Nasdaq, on which CPLP’s common units are traded); (ii) CPLP is not a PFIC for the taxable year during which the distribution is paid or the immediately preceding taxable year (as discussed below, CPLP believes that it has not been a PFIC, is not a PFIC, and will not become a PFIC); (iii) the U.S. Non-Corporate Holder’s holding period of the common units includes more than 60 days in the 121-day period beginning 60 days before the date on which the common units becomes ex- distribution; and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any distributions CPLP pays out of its earnings and profits which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder.

In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends paid in taxable years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your particular circumstances.

Special rules may apply to any “extraordinary dividend”—generally, a distribution in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a common unit—paid by CPLP. If CPLP pays an “extraordinary dividend” on its common units that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of such distribution.

Taxation of Distributions to Non-U.S. Holders

Distributions paid to a Non-U.S. Holder in respect of common units will not be subject to United States federal income tax unless the distributions are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and the distributions are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. “Effectively connected” distributions recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Disposition of Common Units by U.S. Holders

Subject to the discussion of PFICs below, a U.S. Holder who sells or otherwise disposes of its common units will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that is realized and the U.S. Holder’s tax basis in the common units. Capital gain of a U.S. Non-Corporate Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The ability to deduct capital losses is subject to limitations.

Taxation of Disposition of Common Units by Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income tax on gain recognized on the sale or other disposition of the Non-U.S. Holder’s common units unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. “Effectively connected” gains recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Certain PFIC Considerations Applicable to U.S. Holders

CPLP believes that it has not been and is not, for United States federal income tax purposes, a PFIC, and CPLP expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If CPLP is or becomes a PFIC, a U.S. Holder could be subject to additional United States federal income taxes on gains recognized with respect to common units and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules.

CPLP will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held common units, either:

•

75% or more of its gross income for the taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

•	at least 50% of its assets for the taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless CPLP is treated under specific rules as deriving its rental income in the active conduct of a trade or business. Based on CPLP’s planned operations and future projections, CPLP believes that it will not be a PFIC with respect to any taxable year. In this regard, CPLP intends to treat its income from the spot charter and time charter of vessels as services income, rather than rental income. Accordingly, CPLP believes that such income does not constitute passive income, and that the assets that it owns and operates in connection with the production of that income, primarily certain of CPLP’s vessels, do not constitute passive assets for purposes of determining whether CPLP is a PFIC, at least to the extent that they generate income that is not passive.

There is, however, no direct legal authority under the PFIC rules addressing CPLP’s method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the Internal Revenue Service that the time charter income should have been treated as services income. Additionally, the Internal Revenue Service later affirmed its position in Tidewater, adding further that the time charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the Internal Revenue Service, or a court of law will accept CPLP’s position, and there is a risk that the Internal Revenue Service or a court of law could determine that CPLP is or was a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although CPLP intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of CPLP’s operations in future years, there can be no assurance that CPLP will not become a PFIC in any taxable year.

If CPLP were to be treated as a PFIC for any taxable year (and regardless of whether CPLP remains a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning common units for purposes of the PFIC rules would be liable to pay United States federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (generally the portion of any distributions received by the U.S. Holder on common units in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common units) and on any gain from the disposition of common units, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder’s holding period of the common units.

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of CPLP’s ordinary earnings as ordinary income and a pro rata share of CPLP’s net capital gain as long-term capital gain, regardless of whether CPLP has made any distributions of the earnings or gain. The U.S. Holder’s basis in common units will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the common units and will not be taxed again upon distribution. A

U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of common units. If CPLP determines that it is a PFIC for any taxable year, CPLP will provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if CPLP were to be treated as a PFIC for any taxable year and provided that CPLP’s common units are treated as “marketable,” which CPLP believes will be the case, a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common units at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the common units is included in the U.S. Holder’s income as ordinary income. These amounts of ordinary income will not be eligible for any favorable tax rates applicable to qualified dividend income or long-term capital gains. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the common units is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in the common units would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

A U.S. Holder who holds common units during a period when CPLP is a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of common units, even if CPLP ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of common units, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in common units.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of common units.

Backup Withholding and Information Reporting

If you are a U.S. Non-Corporate Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•

dividend payments or certain other distributions made to you on your common units within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States), and

•	the payment of proceeds to you from the sale of common units effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a U.S. Non-Corporate Holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by CPLP or another non-U.S. payor, and

•

other dividend payments and the payment of the proceeds from the sale of common units effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common units effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common units that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common units effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for United States federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Certain Considerations Relating to the United States Federal Income Taxation of CPLP

Election to be Taxed as a Corporation

CPLP has elected to be taxed as a corporation for United States federal income tax purposes. As a corporation for United States federal income tax purposes, CPLP may be subject to United States federal income tax on its income, as discussed below.

Taxation of Operating Income

CPLP expects that substantially all of its gross income will be attributable to the transportation of crude oil and related oil products. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to United States federal income tax.

Based on current operations and also due to prohibitions under U.S. law, CPLP does not expect to have U.S. Source Domestic Transportation Income. However, certain of CPLP’s activities give rise to U.S. Source International Transportation Income, and future expansion of its operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption and the Taxation of Operating Income

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income. As discussed below, CPLP believes that under its current ownership structure, the Section 883 Exemption will apply and that, accordingly, it will not be taxed on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

CPLP will qualify for the Section 883 Exemption if, among other matters, the following three requirements are met:

•	CPLP is organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	CPLP satisfies the “Publicly Traded Test” (as described below); and

•	CPLP meets certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that the stock of a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of units of each class of equity that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50% of the total combined voting power and value of the non-U.S. corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Unitholders” (i.e., a holder of common units holding, actually or constructively, at least 5% of the vote and value of a class of equity) own in the aggregate 50% or more of the vote and value of a class of equity (the “Closely Held Block”), such class of equity will not be treated as primarily and regularly traded on an established securities market (the “Closely Held Block Exception”).

CPLP is organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, CPLP’s U.S. Source International Transportation Income (including, for this purpose, (i) any such income earned by subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from CPLP for United States federal income tax purposes and (ii) any such income earned by subsidiaries that are corporations for United States federal income tax purposes, are organized in a jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned 50% or more by value by CPLP) will be exempt from United States federal income taxation provided CPLP meets the Publicly Traded Test. CPLP’s common units are listed exclusively on the Nasdaq Global Market, and based on past trading patterns, CPLP believes that its common units have been and are “primarily traded” on established securities markets within the United States.

CPLP believes that it meets the trading volume requirements of the Section 883 Exemption. The pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where the subject equity is regularly quoted by dealers who regularly and actively make offers, purchases and sales of such units to unrelated persons in the ordinary course of business, and CPLP believes that such conditions will exist for the CPLP common units. Additionally, the pertinent regulations also provide that a class of equity will be considered to be “regularly traded” on an established securities market if (i) such class of stock is listed on such market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. CPLP believes that trading of the common units has satisfied these conditions in the past, and expects that such conditions will continue to be satisfied. Finally, CPLP believes that its common units represent more than 50% of its voting power and value and accordingly believes that the common units should be considered to be “regularly traded” on an established securities market.

These conclusions, however, are based upon legal authorities that do not expressly contemplate an organizational structure such as CPLP’s. In particular, although CPLP has elected to be treated as a corporation for United States federal income tax purposes, for corporate law purposes, CPLP is organized as a limited partnership under Marshall Islands law and CPLP’s general partner is responsible for managing CPLP’s business and affairs and has been granted certain veto rights over decisions of the CPLP Board. Accordingly, it is possible that the Internal Revenue Service could assert that the common units do not meet the “regularly traded” test.

CPLP expects that the common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because the CPLP partnership agreement provides that the voting rights of any 5% Unitholders (other than CPLP’s general partner and its affiliates, their transferees and persons who acquired such common units with the approval of the CPLP board of directors) are limited to a 4.9% voting interest in CPLP regardless of how many units are held by that 5% Unitholder. (The voting rights of any such Unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote). If Capital Maritime and CPLP’s general partner own 50% or more of the common units, they will provide the necessary documents to establish an exception to the application of the Closely Held Block Exception. This exception is available when shareholders residing in a jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude shareholders who have not met such requirements from owning 50% or more of the outstanding class of equity relied upon to satisfy the Publicly Traded Test.

Thus, although the matter is not free from doubt, CPLP believes that it will satisfy the Publicly Traded Test. Should any of the facts described above cease to be correct, CPLP’s ability to satisfy the Publicly Traded Test will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If the Section 883 Exemption does not apply, CPLP would be subject to a 4% tax on 50% of its gross U.S. Source International Transportation Income, without benefit of deductions, unless such income is treated as effectively connected with the conduct of a trade or business in the United States (“Effectively Connected Income”), as described below. CPLP does not currently anticipate that a significant portion of its shipping income will be U.S. Source International Transportation Income, though there can be no assurance in this regard.

CPLP’s U.S. Source International Transportation Income would be treated as Effectively Connected Income if (i) CPLP has a fixed place of business in the United States and (ii) substantially all of its U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on current operations, CPLP believes that none of its potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, CPLP does not anticipate that any of its U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that CPLP will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income.

Any income that CPLP earns that is treated as Effectively Connected Income would be subject to United States federal corporate income tax (the highest statutory rate is currently 35%). In addition, a 30% branch profits tax imposed under Section 884 of the Code also could apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by CPLP.

Taxation of Gain on the Sale of a Vessel

Provided CPLP qualifies for the Section 883 Exemption, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, CPLP does not qualify for the Section 883 Exemption, then such gain could be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

NON-UNITED STATES TAX CONSEQUENCES

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and is applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Marshall Islands, and because all documentation related to this offering will be executed outside of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our units, and you will not be required by the Marshall Islands to file a tax return relating to the units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him.

PLAN OF DISTRIBUTION

We are registering the common units on behalf of the selling unitholders. The selling unitholders and their valid transferees may from time to time offer for sale either directly or through underwriters, dealers or agents or on any exchange on which the common units may from time to time be traded, in the over-the-counter market, in independently negotiated transactions or otherwise as permitted under applicable law. These sales may be made at market prices prevailing at the time of the sale, at prices related to prevailing market prices, at fixed prices that may be changed or at prices otherwise negotiated. The selling unitholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any of their common units.

The selling unitholders may use any one or more of the following methods when selling common units:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten offerings;

•	short sales;

•	agreements by the broker-dealer and the selling unitholders to sell a specified number of such units at a stipulated price per unit;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling unitholders may also sell common units under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this resale prospectus.

Unless otherwise prohibited, the selling unitholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the common units or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the common units in the course of hedging the position they assume with the selling unitholders. The selling unitholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver common units in connection with these trades. If the selling unitholders sell common units short, they may redeliver such units to close out such short positions. The selling unitholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the common units. The broker-dealer or financial institution may then resell or otherwise transfer such units pursuant to this resale prospectus. In addition, the selling unitholders may loan their units to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed units into the public market. The selling unitholders may also pledge their common units to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged units.

A prospectus supplement relating to each offering of the securities covered by this prospectus will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to the selling unitholders from such sale;

•	the place and time of delivery of the securities in respect of such offering;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by the selling unitholders or through agents designated by the selling unitholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

The selling unitholders and any underwriters, brokers, dealers, financial institutions or agents that participate in the distribution of the common units may be deemed to be “underwriters” under the Securities Act, and any profit on the sale of the common units by them and any discounts, commissions or concessions received by any such underwriters, dealers, financial institutions or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The selling unitholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the common units. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

We have agreed to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the units against certain liabilities pursuant to the terms of the registration rights agreements entered into with the selling unitholders. Underwriters, dealers and agents may be entitled under agreements to be agreed upon and entered into with the selling unitholders to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the selling unitholders to payments which they may be required to make. The terms and conditions of such potential indemnification will be described in an applicable prospectus supplement.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in The City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner’s officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, our directors, our general partner or our general partner’s officers in original actions brought in the Marshall Islands, based on these laws.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon by Watson Farley & Williams (New York) LLP, as to matters of Marshall Islands law. Certain other legal matters will be passed upon by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP may rely on the opinion of Watson, Farley  & Williams (New York) LLP for all matters of Marshall Islands law.

EXPERTS

The consolidated financial statements of CPLP, incorporated in this prospectus by reference from CPLP’s Annual Report on Form 20-F for the year ended December 31, 2011, and the effectiveness of CPLP’s internal control over financial reporting, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Crude, incorporated in this prospectus by reference from Crude’s Annual Report on Form 20-F for the year ended December 31, 2010, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering.

U.S. Securities and Exchange Commission registration fee	$13,558.46
Financial Industry Regulatory Authority filing fee	*
Nasdaq Global Market listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving costs	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	$13,558.46

*	Amounts to be provided in a prospectus supplement or furnished in a Current Report on Form 6-K subsequently incorporated by reference into this prospectus.

Through and including             , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in our units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

12,122,221 Common Units

Capital Product Partners L.P.

Common Units

PROSPECTUS

October     , 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

CPLP is a Marshall Islands limited partnership. Under the Marshall Islands Limited Partnership Act (“MILPA”), a partnership agreement may set forth that the partnership shall indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The Partnership Agreement provides that to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, the general partner, CPLP’s board or directors and any other person the CPLP board of directors decides, shall be indemnified and held harmless by CPLP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person may be involved, or is threatened to be involved, as a party or otherwise, provided, however, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the person is seeking indemnification, the person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that his or her conduct was unlawful; and, provided further, that indemnification shall be available to the general partner or its affiliates only for obligations incurred on behalf of CPLP.

Under the Partnership Agreement, each CPLP director is reimbursed for out-of-pocket expenses in connection with attending meetings of the CPLP board of directors or committees and is fully indemnified by CPLP for actions associated with being a director to the fullest extent permitted under Marshall Islands law, provided that indemnification is not available where there has been a final, non-appealable judgment entered by a court of competent jurisdiction that the director acted in bad faith or engaged in fraud or willful misconduct.

CPLP currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description

1.1	Form of Purchase Agreement*

1.2	Form of Underwriting Agreement*

4.1	Amendment, dated as of September 30, 2011, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (1)

4.2	Second Amendment, dated as of May 22, 2012, to the Second Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., dated as of February 22, 2010 (2)

4.3	First Amended and Restated Omnibus Agreement, by and among Capital Maritime & Trading Corp., Capital GP L.L.C., Capital Product Operating L.L.C. and Capital Product Partners L.P., dated as of September 30, 2011(1)

5.1	Opinion of Watson, Farley & Williams (New York) LLP as to the legality of the securities being registered

8.1	Opinion of Sullivan & Cromwell LLP relating to tax matters

8.2	Opinion of Watson, Farley & Williams (New York) LLP relating to tax matters

21.1	List of Subsidiaries of Capital Product Partners L.P.

Exhibit No.	Description

23.1	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

23.3	Consent of Watson, Farley & Williams (New York) LLP (contained in Exhibits 5.1 and 8.2)

23.4	Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.1)

*	To be filed as an exhibit to a prospectus supplement to this registration statement.
(1)	Previously furnished on September 30, 2011, as an exhibit to the registrant’s Current Report on Form 6-K.
(2)	Previously furnished on May 23, 2012, as an exhibit to the registrant’s Current Report on Form 6-K.

Item 10. Undertakings.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by section 10(a)(3) of the Securities Act;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

8. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the first day of October, 2012.

CAPITAL PRODUCT PARTNERS L.P.,

By: Capital GP L.L.C., its general partner

/s/ Ioannis E. Lazaridis
Name:	Ioannis E. Lazaridis
Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

POWER OF ATTORNEY

Each person whose signature appears below appoints Ioannis E. Lazaridis as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ioannis E. Lazaridis Ioannis E. Lazaridis	Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer) of Capital GP L.L.C. and Director	October 1, 2012

/s/ Evangelos M. Marinakis Evangelos M. Marinakis	Director and Chairman of the Board	October 1, 2012

/s/ Keith Forman Keith Forman	Director	October 1, 2012

/s/ Nikolaos Syntychakis Nikolaos Syntychakis	Director	October 1, 2012

/s/ Pierre de Demandolx-Dedons Pierre de Demandolx-Dedons	Director	October 1, 2012

/s/ Abel Rasterhoff Abel Rasterhoff	Director	October 1, 2012

/s/ Dimitris Christacopoulos Dimitris Christacopoulos	Director	October 1, 2012

/s/ Evangelos G. Bairactaris Evangelos G. Bairactaris	Director and Secretary	October 1, 2012

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Product Partners L.P. in the United States, has signed the Registration Statement in the City of New York, State of New York on the 1st day of October, 2012.

CORPORATION SERVICE COMPANY

By:	/s/ David W. Nickelsen
Name:	David W. Nickelsen
Title:	Assistant Vice-President